As filed with the Securities and Exchange Commission on May 20, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OATLY GROUP AB

(Exact name of registrant as specified in its charter)

SWEDEN	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Jagaregatan 4

211 19 Malmö

Sweden

(Address of Principal Executive Offices)

220 East 42nd Street, Suite 409A

New York, New York 10017

(Address of Agent for Service)

OATLY GROUP AB (publ) 2021 INCENTIVE AWARD PLAN

(Full title of the plan)

Oatly Inc.

220 East 42nd Street, Suite 409A

New York, New York 10017

(Name and address of agent for service)

(866) 704-0391

(Telephone number, including area code, of agent for service)

Copy to:

Marc D. Jaffe Ian D. Schuman Stelios G. Saffos Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906 1200	Shoan Panahi White & Case Advokat AB Biblioteksgatan 12, Box 5573 SE-114 85 Stockholm, Sweden +46 8 506 323 00	Alexander D. Lynch Barbra J. Broudy Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310 8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value $0.00017 per share	69,496,515(2)	$17.00(3)	$1,181,440,755	$128,895.19

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of ordinary shares, par value $0.00017 per share (“Ordinary Shares”), of Oatly Group AB (publ) (the “Company”) that become issuable under the Company’s 2021 Incentive Award Plan (the “Incentive Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Ordinary Shares.

(2)

Represents 69,496,515 Ordinary Shares reserved for issuance under the Incentive Plan, which may be represented by American depository instruments being either American Depository Shares (“ADS”) or American Depository Receipts (“ADR”) representing one ordinary share. ADSs and ADRs issuable upon deposit of ordinary shares registered hereby were registered pursuant to a separation Registration Statement on Form F-6 (File No. 333-255989).

(3)

Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the initial public offering price of the ordinary shares ($17.00 per share).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:

(1)	The Company’s prospectus filed with the Commission on May 17, 2021, including all amendments and exhibits thereto, relating to the registration statement on Form F-1, as amended (File No. 333-255344);

(2)

The description of the Company’s Ordinary Shares contained in the Company’s Registration Statement on Form 8-A dated May 11, 2021 (File No. 001-40401) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

To the extent permitted by the Swedish Companies Act, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We maintain directors’ and officers’ insurance to insure such persons against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Index

4.1	Articles of Association.

4.2	Form of Deposit Agreement

4.3	Form of American Depository Receipt (included in exhibit 4.2)

23.1*	Consent of Ernst & Young AB, independent registered public accounting firm

23.2*	Consent of White & Case LLP

24.1*	Power of Attorney (included on the signature page hereto)

99.1	Oatly Group AB (publ) 2021 Incentive Award Plan.

*	Filed herewith.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Malmö, Sweden, on May 20, 2021.

OATLY GROUP AB

By	/s/ Toni Petersson
Toni Petersson
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Registrant’s principal executive officer and principal financial officer (currently Toni Petersson and Christian Hanke, respectively) as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Toni Petersson	Chief Executive Officer (principal executive officer) and Director	May 20, 2021
Toni Petersson

/s/ Christian Hanke	Chief Financial Officer	May 20, 2021
Christian Hanke

/s/ Fredrik Berg	Director	May 20, 2021
Fredrik Berg

/s/ Steven Chu	Director	May 20, 2021
Steven Chu

/s/ Ann Chung	Director	May 20, 2021
Ann Chung

/s/ Bernard Hours	Director	May 20, 2021
Bernard Hours

/s/ Hannah Jones	Director	May 20, 2021
Hannah Jones

/s/ Mattias Klintemar	Director	May 20, 2021
Mattias Klintemar

/s/ Po Sing (Tomakin) Lai	Director	May 20, 2021
Po Sing (Tomakin) Lai

/s/ Eric Melloul	Director	May 20, 2021
Eric Melloul

/s/ Björn Öste	Director	May 20, 2021
Björn Öste

/s/ Frances Rathke	Director	May 20, 2021
Frances Rathke

/s/ Yawen Wu	Director	May 20, 2021
Yawen Wu

/s/ Tim Zhang	Director	May 20, 2021
Tim Zhang

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Oatly Inc. has signed this Registration Statement on May 20, 2021.

OATLY INC.

By	/s/ Michael F. Messersmith
Michael F. Messersmith
General Manager and Secretary Oatly Inc.